Exhibit 5

[McAfee & Taft Letterhead]

February 19, 2008

RAM Energy Resources, Inc.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

Ladies and Gentlemen:

We have acted as counsel to RAM Energy Resources, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (together with any subsequent amendments thereto, the “Registration Statement”) relating to the issuance by the Company of 139,500 units (each unit consisting of 139,500 shares of common stock and 279,000 warrants), 6,200,000 warrants, 18,783,344 shares of common stock, par value $0.0001 per share (the “Issued Securities”), and up to an additional 279,000 warrants and 6,618,500 shares of common stock issuable upon exercise of the unit options and warrants (the “Issuable Securities”), all as described in the Registration Statement.

We have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and have made such other investigations of fact and law as we deem necessary to render the opinions set forth herein. Based on the foregoing, we are of the opinion that the Company’s Issued Securities are, and the Issuable Securities, when issued upon exercise of the unit options and warrants, and payment of the consideration required therefor, will be, validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation